PRESS RELEASE

Enova Reports Revenue Growth for Second Quarter 2010; Collaborates with Remy on New Electric Drive
System; Smith Expects Total Order of More Than 250 Systems This Year

TORRANCE, CA August 11, 2010 – Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, today announced financial results for its second quarter of fiscal year 2010 and noted positive highlights for the year.

Highlights of the June 30, 2010 Quarter:

•	Revenue for the second quarter of fiscal 2010 was $2,054,000, up 257% from the fiscal 2009 second quarter of $576,000 due primarily from sales to Navistar, Smith Electric Vehicles (“Smith”) and First Auto Works. Revenue also increased for the six months ended June 30, 2010 by $1,719,000 or 136% to $2,983,000 for the comparable period in 2009 due to sales from the aforementioned customers and Freightliner Custom Chassis Corporation (“Freightliner”).

•	Gross margin was 14% in the second quarter of fiscal 2010, up from a negative 6% in the comparable second quarter of 2009. Gross margin also improved for the six months ended June 30, 2010 to 13%, up from 6% for the comparable period in 2009. Improvements in the gross margin for the comparable quarters resulted from continued focus on key customer production contracts as well as efficiencies gained via in-house manufacturing.

•	Net loss narrowed for the second quarter of fiscal 2010 to $1,624,000 or a basic and diluted loss of $0.05 per share from a net loss of $2,034,000 or a basic and diluted loss of $0.10 per share for the comparable period in 2009. Net loss also narrowed for the six months ended June 30, 2010 to $3,343,000 or a basic and diluted loss of $0.11 per share compared to a net loss of $3,690,000 or a basic and diluted loss of $0.18 per share for the comparable period in 2009.

Enova President and CEO Mike Staran commented, “We continue to be encouraged by recurring revenue from our key customers Navistar, First Auto Works, Smith Electric Vehicles, and Freightliner, as well as political support from the U.S. government on alternative fuel technologies.” Staran added, “Our new collaboration with Remy on motor development, GSA’s intent on extending our contract, Freightliner’s expected Q1 2011 entry into the production EV segment, and Smith’s recent order continue to define our footprint in the market.”

Other positive highlights:

•	In response to government funding for the manufacture of all-electric commercial trucks powered by Enova drive systems, President Barack Obama recently visited Smith’s new Kansas City manufacturing facility. A cumulative $32 million grant from the Department of Energy (“DOE”) is aimed at bringing down related production costs. Smith recently submitted an order for 50 drive systems as part of expected total volume of more than 250 drive systems for 2010.

•	Enova was recently notified by the General Services Administration (“GSA”) of their intent to extend contract GS-30F-20027 for another year. Enova currently manages this contract in collaboration with Freightliner and GSA to supply all-electric step vans to the Federal government. The all-electric step van lends itself as premier zero emissions solution for Federal and commercial fleets in the Cargo Vans category. Enova received its first order for its Ze solution earlier this year.

•	Freightliner, in partnership with Enova Systems, continues to advance alternative fuel technology with the plug in, all-electric walk-in chassis. New model year vehicles are currently being tested with a production target of Q1 2011.

•	Enova also recently announced that it plans to collaborate with Remy in the development of a new electric drive system based on the Enova Omni Controller and Remy High Voltage Hairpin (“HVH”) motor. Remy is North America’s largest independent manufacturer of advanced electric propulsion motors and recently received final approval of a $60.2 million grant from the DOE for accelerating the standardization and commercialization of their HVH electric motor technology. Remy and Enova are targeting markets in North America, Asia, Europe and India.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501

Tel: 310-527-2800
Contact: Jarett Fenton CFO/Investor Relations

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2009.